SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                                (Amendment No. )


                               Cape Bancorp, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                          Common Stock, $0.01 Par Value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    139209100

--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                February 1, 2008
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

          [_]  Rule 13d-1(b)

          [X]  Rule 13d-1(c)

          [_]  Rule 13d-1(d)


----------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.   139209100
            ---------------------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Sy Jacobs

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]
3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

      United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER



6.   SHARED VOTING POWER

     1,019,489

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

      1,019,489

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,019,489

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      7.66%*

12.  TYPE OF REPORTING PERSON*

     IN

* The calculation of percentage of total shares outstanding is based on the issuer's Form 8-K as filed with the SEC on February 1, 2008.


--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.   139209100
            ---------------------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Jacobs Asset Management, LLC

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]
3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     1,019,489

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

      1,019,489

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,019,489

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      7.66%*

12.  TYPE OF REPORTING PERSON*

     OO

* The calculation of percentage of total shares outstanding is based on the issuer's Form 8-K as filed with the SEC on February 1, 2008.

CUSIP No.   139209100
            ---------------------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      JAM Managers L.L.C.

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]
3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     750,845

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

      750,845

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      750,845

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      5.64%*

12.  TYPE OF REPORTING PERSON*

     OO

* The calculation of percentage of total shares outstanding is based on the issuer's Form 8-K as filed with the SEC on February 1, 2008.

CUSIP No.   139209100
            ---------------------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      JAM Partners, LP

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]
3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     750,845

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

      750,845

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      750,845

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      5.64%*

12.  TYPE OF REPORTING PERSON*

     PN

* The calculation of percentage of total shares outstanding is based on the issuer's Form 8-K as filed with the SEC on February 1, 2008.

CUSIP No.   139209100
            ---------------------


Item 1(a).  Name of Issuer:


            Cape Bancorp, Inc.
            --------------------------------------------------------------------

Item 1(b).  Address of Issuer's Principal Executive Offices:


            225 North Main Street
            Cape May Courthouse, NJ  08210
            --------------------------------------------------------------------

Item 2(a).  Name of Persons Filing:


             Sy Jacobs
             Jacobs Asset Management, LLC
             JAM Managers L.L.C.
             JAM Partners, LP
            --------------------------------------------------------------------

Item 2(b).  Address of Principal Business Office, or if None, Residence:


            1 5th Avenue
            New York, New York 10003
            --------------------------------------------------------------------

Item 2(c).  Citizenship:


            Sy Jacobs- United States
            Jacobs Asset Management, LLC - Delaware limited
            liability company
            JAM Managers L.L.C. - Delaware limited liability company
            JAM Partners, LP - Delaware limited partnership company
            --------------------------------------------------------------------

Item 2(d).  Title of Class of Securities:


            Common Stock, $0.01 par value
            --------------------------------------------------------------------

Item 2(e).  CUSIP Number:


            139209100
            --------------------------------------------------------------------


Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

     (a)  [_]  Broker or dealer registered under Section 15 of the Exchange Act.

     (b)  [_]  Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c)  [_]  Insurance  company as defined in Section 3(a)(19) of the Exchange
               Act.

     (d) [_] Investment company registered under Section 8 of the Investment Company Act.

     (e)  [_]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j)  [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.  Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

Sy Jacobs:
----------

     (a)  Amount beneficially owned:

            1,019,489
            --------------------------------------------------------------------

     (b)  Percent of class:

            7.66%
            --------------------------------------------------------------------

     (c)  Number of shares as to which such person has:


(i)      Sole power to vote or to direct the vote
                                                                            0
                                                          _____________________,


             (ii)  Shared power to vote or to direct the vote
                                                                    1,019,489
                                                          _____________________,



               (iii) Sole power to dispose or to direct the disposition of

                                                                            0
                                                          ______________________


               (iv) Shared power to dispose or to direct the disposition of

                                                                   1,019,489
                                                          ______________________

Jacobs Asset Management, LLC:
-----------------------------

     (a)  Amount beneficially owned:

            1,019,489
            --------------------------------------------------------------------

     (b)  Percent of class:

            7.66%
            --------------------------------------------------------------------

     (c)  Number of shares as to which such person has:


(ii)     Sole power to vote or to direct the vote
                                                                            0
                                                        _______________________,


             (ii)  Shared power to vote or to direct the vote
                                                                    1,019,489
                                                          _____________________,



               (iii) Sole power to dispose or to direct the disposition of

                                                                            0
                                                          ______________________


               (iv) Shared power to dispose or to direct the disposition of

                                                                    1,019,489
                                                          ______________________

JAM Managers L.L.C.:
--------------------

     (a)  Amount beneficially owned:

            750,845
            --------------------------------------------------------------------

     (b)  Percent of class:

            5.64%
            --------------------------------------------------------------------

     (c)  Number of shares as to which such person has:


(iii)    Sole power to vote or to direct the vote
                                                                            0
                                                          _____________________,


             (ii)  Shared power to vote or to direct the vote
                                                                    750,845
                                                          _____________________,



               (iii) Sole power to dispose or to direct the disposition of

                                                                            0
                                                          ______________________


               (iv) Shared power to dispose or to direct the disposition of

                                                                      750,845
                                                          ______________________


JAM Partners, LP:
-----------------

     (a)  Amount beneficially owned:

            750,845
            --------------------------------------------------------------------

     (b)  Percent of class:

            5.64%
            --------------------------------------------------------------------

     (c)  Number of shares as to which such person has:


(iv)     Sole power to vote or to direct the vote
                                                                            0
                                                          _____________________,


             (ii)  Shared power to vote or to direct the vote
                                                                    750,845
                                                          _____________________,



               (iii) Sole power to dispose or to direct the disposition of

                                                                            0
                                                          ______________________


               (iv) Shared power to dispose or to direct the disposition of

                                                                      750,845
                                                          ______________________


Item 5.  Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following [_].


            N/A
            --------------------------------------------------------------------


Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

     If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than five percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of employee benefit plan, pension fund or endowment fund is not required.


            N/A
            --------------------------------------------------------------------


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

     If a parent holding company or Control person has filed this schedule, pursuant to Rule 13d-1(b)(1)(ii)(G), so indicate under Item 3(g) and attach an exhibit stating the identity and the Item 3 classification of the relevant subsidiary. If a parent holding company or control person has filed this schedule pursuant to Rule 13d-1(c) or Rule 13d-1(d), attach an exhibit stating the identification of the relevant subsidiary.


            N/A
            --------------------------------------------------------------------


Item 8.  Identification  and  Classification  of Members of the Group.

     If a group has filed this schedule pursuant to s.240.60d-1(b)(1)(ii)(J), so indicate under Item 3(j) and attach an exhibit stating the identity and Item 3 classification of each member of the group. If a group has filed this schedule pursuant to s.240.60d-1(c) or s.240.60d-1(d), attach an exhibit stating the identity of each member of the group.


            N/A
            --------------------------------------------------------------------


Item 9.  Notice of Dissolution of Group.

     Notice of dissolution of a group may be furnished as an exhibit stating the date of the dissolution and that all further filings with respect to transactions in the security reported on will be filed, if required, by members of the group, in their individual capacity. See Item 5.


            N/A
            --------------------------------------------------------------------


Item 10.  Certification pursuant to Rule 13d-1(c):

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                  February 21, 2008
                                     ----------------------------------------
                                                     (Date)



                             /s/ Sy Jacobs
                             -----------------------------
                             Sy Jacobs



                             Jacobs Asset Management, LLC

                                   /s/ Sy Jacobs
                              By:  -----------------------
                                   Sy Jacobs
                                   Managing Member



                             JAM Managers L.L.C.


                                   /s/ Sy Jacobs
                              By: ------------------------
                                   Sy Jacobs
                                   Managing Member



                             JAM Partners, LP
                             By:  JAM Managers L.L.C., its general partner

                                   /s/ Sy Jacobs
                              By:  -----------------------
                                   Sy Jacobs
                                   Managing Member



Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties for whom copies are to be sent.

Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).

                                                                    Exhibit A

                                    AGREEMENT

The undersigned agree that this Schedule 13G dated February 21, 2008 relating to the Common Stock, $0.01 Par Value of Cape Bancorp, Inc. shall be filed on behalf of the undersigned.


                                   /s/ Sy Jacobs
                                  ------------------------
                                   Sy Jacobs



                             Jacobs Asset Management, LLC

                                   /s/ Sy Jacobs
                              By:  -----------------------
                                   Sy Jacobs
                                   Managing Member



                             JAM Managers L.L.C.


                                   /s/ Sy Jacobs
                              By:  -----------------------
                                   Sy Jacobs
                                   Managing Member



                             JAM Partners, LP
                                         By: JAM Managers L.L.C.,
                                             its general partner

                                   /s/ Sy Jacobs
                              By:  -----------------------
                                   Sy Jacobs
                                   Managing Member




February 21, 2008
--------------------
Date



SK 01252 0001 857148